Exhibit 3.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED BYLAWS

OF

GUARDION HEALTH SCIENCES, INC.

a Delaware Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of Guardion Health Sciences, Inc., a Delaware corporation (the “Corporation”) adopted at a meeting of the Board held on February 12, 2022 and in accordance with the authority provided to the directors pursuant to Article XIII of the Corporation’s Second Amended and Restated Bylaws (the “Bylaws”), Article II, Section 5 of the Bylaws is amended in its entirety as follows as of February 12, 2022 (the “Effective Time”):

“SECTION 5. Quorum. At any meeting of the stockholders, the holders of at least thirty-three and one-third (33 and 1/3%) of the total number of outstanding shares of stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, provided that at any meeting at which the holders of any series of class of stock shall be entitled, voting as a class, to elect directors, the holders of record of at least thirty-three and one third (33 and 1/3%) of the total number of outstanding shares of such series or class, present in person or represented by proxy, shall constitute a quorum for the purpose of such election.

In the absence of a quorum at any meeting, the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy at the meeting, may adjourn the meeting, from time to time, until the holders of the number of shares requisite to constitute a quorum shall be present in person or represented at the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally convened.”

C E R T I F I C A T E O F S E C R E T A R Y

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting secretary of Guardion Health Sciences, Inc., a Delaware corporation; and

2. That the foregoing Amendment No. 1 to the Second Amended and Restated Bylaws, was duly adopted by the board of directors of said corporation by a on February 12, 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation as of February 13, 2022.

/s/ Robert N. Weingarten
Robert N. Weingarten, Secretary

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